FOSTER WHEELER LTD.
CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT (the “Agreement”) - which is an Exhibit to the Supplemental Employment Agreement of same date herewith - by and among FOSTER WHEELER CONTINENTAL EUROPE S.r.L., (the “Company”), FOSTER WHEELER LTD., a Bermuda company (the “Parent”), and FRANCO BASEOTTO (the “Executive”), is effective as of the 12th of November, 2007.

WHEREAS, the Board of Directors of Parent (the “Board”), has determined that it is in the best interests of Parent, its shareholders and subsidiaries, including the Company, to assure that Parent and the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined in Section 2 below). The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to Parent and the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company and the Parent to enter into this Agreement;

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.  Certain Definitions.

(a)  “Effective Date” shall mean the first date during the Change of Control Period (as defined in Section 1(b) below) on which a Change of Control (as defined in Section 2 below) occurs. Notwithstanding anything in this Agreement to the contrary, if a Change of Control occurs and if the Executive’s employment relationship with Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination:

(i)  was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control, or

(ii)  otherwise arose in connection with or in anticipation of a Change of Control,

then for all purposes of this Agreement, the “Effective Date” shall mean the date immediately prior to the date of such termination.

(b)  “Change of Control Period” shall mean the period commencing on the date hereof and ending on the third anniversary of the date hereof; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate three years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company gives notice to the Executive that the Change of Control Period shall not be so extended.

Any other definition contained in the Supplemental Employment Agreement which is not expressly amended by this Agreement shall apply.

2.  Change of Control. For the purpose of this Agreement, a “Change of Control” shall mean:

(a)  The acquisition by any individual, entity or group (a “Person”) (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of Parent where such acquisition causes such Person to own 20% or more of the combined voting power of the then outstanding voting securities of Parent entitled to vote generally in the election of directors (the “Outstanding Voting Securities”), provided, however, that for purposes of this subsection (a), the following acquisitions shall not be deemed to result in a Change of Control:

(i)  any acquisition directly from Parent or any corporation or other legal entity controlled, directly or indirectly, by Parent; or

(ii)  any acquisition by Parent or any corporation or other legal entity controlled, directly or indirectly, by Parent; or

(iii)  any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Parent or any corporation or other legal entity controlled, directly or indirectly, by Parent; or

(iv)  any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subsection (c) below; provided, however, that if any Person’s beneficial ownership of the Outstanding Voting Securities reaches or exceeds 20% as a result of a transaction described in clause (i) or (ii) immediately above, and such Person subsequently acquires beneficial ownership of additional voting securities of Parent, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 20% or more of the Outstanding Voting Securities; or

(b)  Individuals who, as of the date hereof, constitute the Board (such individuals, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Parent’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)  The approval by the shareholders of Parent of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Parent (“Business Combination”) or, if consummation of such Business Combination is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a Business Combination pursuant to which:

(i)  all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns Parent or all or substantially all of Parent’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Voting Securities;

(ii)  no Person (excluding any (x) corporation owned, directly or indirectly, by the beneficial owners of the Outstanding Voting Securities as described in clause (i) immediately preceding or (y) employee benefit plan (or related trust) of Parent or such corporation resulting from such Business Combination, or any of their respective subsidiaries) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; or

(iii)  at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)  Approval by the shareholders of Parent of a complete liquidation or dissolution of Parent.

For the avoidance of doubt, neither the approval nor the consummation of the merger of Foster Wheeler Corporation (“FWC”) with and into Foster Wheeler LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of Parent whereby each outstanding share of common stock of FWC (other than those shares held by FWC or any direct or indirect wholly-owned subsidiary of FWC) was converted into one common share of Parent, or any restructuring transactions contemplated by or related to such merger, shall be deemed to constitute or result in, directly or indirectly, a Change of Control, for purposes of this Agreement.

3.  Term. For the period of three years commencing on the Effective Date (the “Term”), the terms and conditions of the Executive employment defined in Section 4 below shall apply. The Term shall terminate upon termination of the Executive’s employment with Company for any reason.

4.  Terms of Employment.

(a)  Position and Duties.

(i)  During the Term:

(A) the Executive’s position (including status, offices, titles and reporting requirements), his authority, his duties and his responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time with the Company and/or Parent during the 120-day period immediately preceding the Effective Date; and

(B) the Executive’s services shall be performed at the office where the Executive was employed immediately preceding the Effective Date or at any other location less than 50 miles from such office.

(ii)  During the Term, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and or Parent and, to the extent necessary to discharge the responsibilities assigned to the Executive, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Term, it shall not be a violation of this Agreement for the Executive to:

(A) serve on corporate, civic or charitable boards or committees;

(B) deliver lectures, fulfill speaking engagements or teach at educational institutions; or

(C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company and/or Parent.

(b)  Compensation.

(i)  Retribuzione Annua Lorda. During the Term, the Executive shall receive a Retribuzione Annua Lorda (as defined in Section 3.1.1(vii) of the Supplemental Employment Agreement of even date herewith), equal to the Retribuzione Annua Lorda of the Executive at the Effective Date, including any portion of the Retribuzione Annua Lorda which has been earned but deferred in respect of the twelve-month period immediately preceding the month in which the Effective Date occurs. The Retribuzione Annua Lorda shall be paid at such intervals as the Company pays executive salaries generally. During the Term, the Retribuzione Annua Lorda shall be reviewed at least annually, beginning no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date. Any increase in Retribuzione Annua Lorda shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Retribuzione Annua Lorda shall not be reduced after any such increase and the term “Retribuzione Annua Lorda” shall refer to Annual Gross Salary as so increased.

(ii)  Bonus. In addition to Retribuzione Annua Lorda, but subject to Section 4(b)(ix) below, the Executive shall be awarded, for each fiscal year ending during the Term, an annual bonus (the “Annual Bonus”) in cash equal to at least the highest “annual short-term incentive award” (as such terminology is defined in the Foster Wheeler Annual Executive Short-Term Incentive Plan) received by the Executive under the Foster Wheeler Annual Executive Short-Term Incentive Plan, or any comparable bonus under any predecessor or successor plan, including any bonus or portion thereof that has been awarded but deferred, for the last three full fiscal years prior to the Effective Date (or for such lesser number of full fiscal years prior to the Effective Date for which the Executive was eligible to earn such a bonus, and related to the actual months of service in the event that the Executive was not employed by the Company or another Foster Wheeler affiliate for the whole of such fiscal year) (the “Recent Annual Bonus”). Each such Annual Bonus shall be paid no later than the fifteenth day of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus.

(iii)  Incentive, Savings and Retirement Plans. During the Term, the Executive shall be entitled to participate in all cash incentive, equity incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and the Parent, but in no event shall such plans, practices, policies and programs (taken together with the bonus payable under Section 4(b)(ii) above) provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and/or Parent for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and/or Parent.

(iv)  Welfare Benefit Plans. During the Term, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, FASI coverage, Cassa Tutela, medical check-ups, life and accident insurance coverage, and professional insurance coverage, if any, provided for under the Employment Contract (as such term is defined in the Supplemental Employment Agreement of even date herewith)) to the extent applicable generally to other peer executives of the Company and/or Parent. In no event shall such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time with the Company and/or Parent during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and/or Parent.

(v)  Expenses. During the Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and/or Parent in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and/or Parent.

(vi)  Fringe Benefits. During the Term, the Executive shall be entitled to perquisites and fringe benefits, including, without limitation, tax, financial and estate planning services, payment of club dues, use of an automobile and mobile phone and payment of related expenses, facsimile machine, annual physical exam, and relocation assistance, in accordance with the Employment Contract and the Supplemental Employment Contract of even date herewith and, in any case, in accordance with the most favorable plans, practices, programs and policies of the Company and/or Parent and in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and/or Parent.

(vii)  Office and Support Staff. During the Term, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, equal to at least the most favorable of the foregoing provided to the Executive by the Company and/or Parent at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and/or Parent.

(viii)  Vacation. During the Term, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and/or Parent as in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and/or Parent.

(ix)  Immediate Payment of Annual Bonus. As soon as technically possible following the Effective Date, the Executive shall receive payment in cash of the Annual Bonus under the Foster Wheeler Annual Executive Short-Term Incentive Plan, or any successor plan, for the year in which the Change of Control takes place equal to the Annual Bonus the Executive received (if any) for the calendar year immediately preceding the year in which the Change of Control took place. If it is determined, after the end of the year in which the Change of Control took place, that the amount of the Annual Bonus that is actually due to the Executive for such year under the Foster Wheeler Annual Executive Short-Term Incentive Plan, or any successor plan, exceeds the amount paid pursuant to the preceding sentence, the excess shall be paid to the Executive in accordance with the timing set forth by the last sentence of the Section 4(b)(ii) immediately above. It is expressly agreed that the Annual Bonus paid for the year in which the Change of Control takes place in no event shall be lower than the Recent Annual Bonus.

(x)  Social Security Contributions. For the avoidance of doubt, it is understood that, with respect to any payment/benefits under paragraphs (i) through (ix) above, the Executive shall be responsible for and pay any social security contributions that are the responsibility of the employee under the applicable law, while the Company shall exclusively be responsible for and pay the social security contributions as well as the Trattamento di Fine Rapporto (Severance Indemnity) on payments under (i) and (ii) immediately above, that are the responsibility of the employer under the applicable law.

The Executive fully acknowledges and agrees that the entitlements outlined from paragraph (i) through paragraph (x) above shall be the sole and exclusive compensation items due to Executive during the Term in relation to his employment with the Company, except for any other different benefits/compensation items he is entitled to under Italian law and the National Contract on the Effective Date which, in light of their mandatory nature, cannot be lawfully offset.

5.  Termination of Employment.

(a)  General Rule. During the Term but subject to paragraph (b) and (c) below, the termination of the Executive’s employment with the Company shall be governed by Italian law and the National Contract.

(b)  “Licenziamento per Giusta Causa”.  The Company can terminate the Executive “Licenziamento Per Giusta Causa” as such term is defined in the Supplemental Employment Agreement of even date herewith. However, for the sole purpose of this Agreement, the Executive fully acknowledges and agrees that the events outlined immediately below shall represent a substantial breach of his employment duties and shall entitle the Company to take, during the Term, any disciplinary actions under the Supplemental Employment Agreement which may eventually determine the Executive’s termination falling under the definition of “Licenziamento per Giusta Causa” during the Term:

(i)  the willful and continued failure of the Executive to perform substantially the Executive’s duties (as contemplated by Section 4(a) above) with the Company or Parent (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board of Directors of the Company or the Chief Executive Officer of the Parent which specifically identifies the manner in which the Board of Directors of the Company or Chief Executive Officer of the Parent believes that the Executive has not substantially performed the Executive’s duties; or

(ii)  the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to Parent or the Company.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of Parent or the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer of the Parent or a senior officer of the Company and/or Parent or based upon the advice of counsel for Parent or the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of Parent and the Company.

(c)  “Dimissioni Per Giusta Causa”. The Executive may resign from the Company “Dimissioni Per Giusta Causa” as such term is defined in the Supplemental Employment Agreement of even date herewith. However, for the sole purpose of this Agreement, resignation “Dimissioni Per Giusta Causa” shall not only have the meaning established by the Supplemental Employment Agreement but, additionally, shall include the following during the Term:

(i)  the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position with the Company and/or Parent (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 4(a) above, or any other diminution in such position, authority, duties or responsibilities (whether or not occurring solely as a result of Parent ceasing to be a publicly traded entity), excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company and/or Parent promptly after receipt of notice thereof given by the Executive;

(ii)  any failure by the Company and/or Parent to comply with any of the provisions of Section 4(b) above, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company and/or Parent promptly after receipt of notice thereof given by the Executive;

(iii)  the Company’s requiring the Executive:

(A) to be based at any office or location other than as provided in Section 4(a)(i)(B);

(B) to be based at a location other than the principal executive offices of the Company if the Executive was employed at such location immediately preceding the Effective Date; or

(C) to travel on Company and/or Parent business to a substantially greater extent than required immediately prior to the Effective Date; or

(iv)  any failure by the Company and/or Parent to comply with and satisfy Section 10(b).

(d) Notice of Termination and Date of Termination. Any termination by the Company and resignation by the Executive during the Term shall be carried out in compliance with the formal requirements established by Italian law and the National Contract and shall be effective in accordance with Italian law and the National Contract. The date upon which Executive’s employment terminates for any reason shall be the Executive’s “Date of Termination” for all purposes of this Agreement.

6.  Obligations of the Company Upon Termination During the Term.

(a)  Entitlements Upon Termination Falling Under the Definition of Licenziamento Senza Giusta Causa, Licenziamento Ingiustificato or Licenziamento Giustificato, or Upon Dimissioni Per Giusta Causa. Following any termination of the Executive’s employment by the Company falling under the definition of Licenziamento Senza Giusta Causa (as defined under the Supplemental Employment Agreement), Licenziamento Ingiustificato (as defined under the Supplemental Employment Agreement), Licenziamento Giustificato (as defined under the Supplemental Employment Agreement), or resignation from the employment by the Executive falling under the definition of Dimissioni Per Giusta Causa (as defined under Section 5(c) above), the Executive shall be entitled to:

(i)  Trattamento di Fine Rapporto (Severance Indemnity) and any final payments due by law (such as the indemnity in lieu of the accrued paid-leave, quota of 13 monthly compensation). AND

(ii) One of the following, at the Executive’s exclusive choice:

(A) any other payments or benefits required and due under the Employment Contract; OR

(B) the following benefits:

(I) Retribuzione Annua Lorda/Annual Bonus/Deferred Compensation and Equity Incentive: a lump sum amount in cash within 30 days after the Date of Termination equal to the aggregate of the following amounts:

(1) the sum of:

(a) the Executive’s Retribuzione Annua Lorda through the Date of Termination to the extent not theretofore paid; PLUS

(b) the product of:

(i) the higher of:

(A) the Executive’s Recent Annual Bonus; or

(B) the Annual Bonus paid or payable, including any bonus or portion thereof which has been awarded but deferred (and related to the actual months of service for any fiscal year consisting of less than twelve full months or during which the Executive was employed for less than twelve full months), for the most recently completed fiscal year during the Term, if any

(such higher amount being referred to as the “Highest Annual Bonus”) MULTIPLIED BY

(ii) fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365; PLUS

(c) any compensation previously deferred by the Executive (together with any accrued legal interest) other than Trattamento di Fine Rapporto (Severance Indemnity), and any accrued vacation pay, in each case, to the extent not theretofore paid, (the sum of the amounts described in clauses (a), (b) and (c) hereinafter referred to as the “Accrued Obligations”);

(2) the amount equal to the product of:

(a) three; MULTIPLIED BY

(b) the sum of:

(i) the Executive’s Retribuzione Annua Lorda plus the relevant Trattamento di Fine Rapporto (Severance Indemnity) accrued; and

(ii) the Highest Annual Bonus;

(3) an amount equal to the social security contributions (INPS and PREVINDAI) the Company would pay for the Executive if the employment relationship continued for three years from the Date of Termination, assuming that the Executive’s compensation to calculate such social security contribution amount is the Retribuzione Annua Lorda at the Date of Termination;

 (4) payment for any shares of restricted common shares granted to the Executive by the Company under the Foster Wheeler Annual Long Term Incentive Plan (as such plan is amended from time to time) or any successor plan thereto, or any other equity plan (whether or not vested), to the extent such shares are tendered to the Company or Parent, as applicable, by the Executive within 20 days after the Date of Termination, at a price per share equal to the highest of:

(a) the market price on the New York Stock Exchange of a common share of Parent at the close of business on the date of such tender;

(b) the highest price paid for a common share of Parent in any Change of Control transaction occurring on or after the Effective Date; or

(c) the market price on the New York Stock Exchange of a common share of Parent at the close of business on the date of any such Change of Control transaction;

(II) Welfare Benefits: for five years after the Executive’s Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, benefit continuation to the Executive and/or the Executive’s family equal to at least those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 4(b)(iv) above of this Agreement if the Executive’s employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and/or Parent and their families, provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the fifth anniversary of the Date of Termination and to have retired on such fifth anniversary;

(III) Outplacement Services: outplacement services, the scope and provider of which shall be selected by the Executive in the Executive’s sole discretion;

(IV) Other Benefits: to the extent not theretofore paid or provided, any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and/or Parent (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”); and

(V) Stock-Options: full vesting to all stock-options, vested and unvested, granted to the Executive, to purchase shares of Parent pursuant to the Foster Wheeler Annual Long Term Incentive Plan (as such plan is amended from time to time) or any successor plan.

(VI)  Social Security Contribution. For the avoidance of doubt, it is understood that, with respect to any payments/benefits under Clauses (I) through (V) above, the Executive shall be responsible for and pay any social security contributions that are the responsibility of the employee under the applicable law, while the Company shall exclusively be responsible for and pay the social security contributions that are the responsibility of the employer under the applicable law.

(b)  Executive Acknowledgements Regarding Entitlements Under Section 6(a)(ii)(B) Above. Should the Executive choose the alternative package under Section 6(a)(ii)(B) above, the Executive fully acknowledges and agrees that:

(i)  the entitlements under Section 6(a)(ii)(B) above include the amount the Executive would have been entitled to as Indennità Sostitutiva del Preavviso (Indemnity in Lieu of Notice) due under Italian law and the National Contract (including any social security contribution required to be paid on such amounts by the Company);

(ii)  the entitlements under Section 6(a)(ii)(B) above shall be fully satisfactory of any possible claim of the Executive related to the termination of the employment relationship, save for Trattamento di Fine Rapporto (T.F.R.) (Severance Indemnity) and the final payments due by law (such as the indemnity in lieu of accrued paid-leave, quota of 13 monthly compensation); therefore, by accepting such entitlements and fulfilling the requirements of paragraph (iii) immediately below, the Executive shall waive any claims or actions he may bring in relation to the termination of the employment relationship and, in particular and by way of example, the Executive shall waive any claim for payment of the Indennità Supplementare and for payment of any further compensation for damages, if any;

(iii)  payment of the entitlements under Section 6(a)(ii)(B) above shall be carried out only upon formalization of a settlement agreement which both the Executive and the Company agree in good faith to execute within a short period of time - in accordance with the Supplemental Employment Agreement - before the appropriate authorities in order to make such settlement agreement final and unchallengeable under Italian law; in this respect, the Executive, by executing this Agreement, gives his consent to such formalization and to appearance before the appropriate authorities upon the Company’s request; and

(iv)  for the avoidance of doubt, the intent of this Section 6 is to make it clear that the Executive:

(A)  upon termination of the employment relationship with the Company, is always entitled to Trattamento di Fine Rapporto (Severance Indemnity) and the final payments due by law; but

(B) has an exclusive choice of receiving either the benefits under Section 6(a)(ii)(A) or the benefits under Section 6(a)(ii)(B), but not both.

(c)  Entitlements Upon Termination Due to the Executive’s Death. During the Term, if the Executive’s employment is terminated by reason of the Executive’s death during the Term, the Executive’s estate or beneficiaries shall be provided with:

(i)  the payments due under Italian law and the National Contract in case of death of the Executive;

(ii)  an amount representing the difference between Accrued Obligations under Section 6 above and the payments made under paragraph (i) immediately above; and

(iii)  Other Benefits (i.e. benefits equal to at least the most favorable benefits provided by the Company and/or Parent to the estates and beneficiaries of peer executives of the Company and/or Parent under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive’s estate and/or the Executive’s beneficiaries, as in effect on the date of the Executive’s death with respect to other peer executives of the Company and/or Parent and their beneficiaries).

(d)  Entitlements Upon Termination by the Company Falling Under the Definition of “Licenziamento per Giusta Causa”. Following any termination of the Executive’s employment by the Company falling under the definition of “Licenziamento per Giusta Causa” (as defined under Section 5(b) above) during the Term, the Company shall pay or provide to the Executive:

(i)  Trattamento di Fine Rapporto (Severance Indemnity);

(ii)  Any other payments/benefits due under Italian law and the National Contract, as well as under the Employment Contract; and

(iii)  Other Benefits.

(e)  Entitlements Upon “Dimissioni Senza Giusta Causa”. Following any termination of the Executive’s employment upon “Dimissioni Senza Giusta Causa” (as defined under the Supplemental Employment Agreement of even date herewith) by the Executive during the Term, the Company shall pay or provide to the Executive:

(i)  Trattamento di Fine Rapporto (Severance Indemnity);

(ii)  Any other payments/benefits due under Italian law and the National Contract, as well as under the Employment Contract;

(iii)  the Accrued Obligations; and

(iv)  Other Benefits.

7.  Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or Parent and for which the Executive may qualify, nor, subject to Section 6(b) and Section 12(h), shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement with the Company or Parent. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or Parent at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. Notwithstanding the foregoing, if the Executive receives payments and benefits pursuant to Section 6(a) of this Agreement, the Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company or Parent, unless specifically provided therein in a specific reference to this Agreement.

8.  Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred (within ten days following the Company’s receipt of an invoice from the Executive), to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case legal interest accrued on any delayed payment.

9.  Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company and/or Parent all secret or confidential information, knowledge or data relating to the Company, Parent or the Affiliated Companies, and their respective businesses, which information, knowledge or data shall have been obtained by the Executive during the Executive’s employment by the Company, Parent or the Affiliated Companies and which information, knowledge or data shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Parent or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and/or Parent and those persons designated by the Company and/or Parent. In no event shall an asserted violation of the provisions of this Section 9 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

10.  Successors.

(a)  Successors to the Company and Parent. This Agreement shall inure to the benefit of and be binding upon the Company, Parent and its successors and assigns. Assignability of this Agreement by Executive and by Company shall be governed by Section 8.5 of the Supplemental Employment Agreement.

(b)  Assumption of Agreement by Successors. Parent and the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company and/or Parent to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

11.  Company and Parent Financial Responsibilities.

(a)  Company Financial Responsibilities. The Company, as Executive’s employer, is the sole obligor with respect to any payments made under this Agreement.

(b)  Parent Financial Responsibilities. Parent is the parent company of the Company. In that capacity , Parent unconditionally guarantees the payment in full of all obligations of the Company under this Agreement.

12.  Miscellaneous.

(a) Language. For the avoidance of doubt, it has been agreed between the parties that this Agreement, as drafted in the Italian language, shall be interpreted in accordance with the Italian language; provided, however, that only Sections 10 and 11 (b) shall be interpreted in accordance with the typical meaning ascribed to those provisions under the English language on the basis of the English translation of this Agreement. In other words, if an issue of interpretation of the provisions in Section 10 and 11 shall ever arise between the parties, the English language and interpretation of those provisions shall be given preference over any contrary construction or interpretation under Italian language.

(b)      Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Italy.

(c)  Choice of Forum. The Court of Milan shall have exclusive jurisdiction over any disputes arising from this Agreement.

(d)  Headings. The captions/headings of this Agreement are not part of the provisions hereof and shall have no force or effect.

(e)  Amendment. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(f)  Notices. To the Company and/or Parent. All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be carried out by overnight courier or first class, prepaid, registered or certified mail, as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

If to the Company and/or Parent, to:

Foster Wheeler Continental Europe S.r.L.
c/o Foster Wheeler, Inc.
Perryville Corporate Park
Clinton, NJ 08809-4000
Attention: Executive Vice President and General Counsel

To the Executive. If to the Executive, to the Executive’s principal residence as reflected in the records of the Company.

(g)  Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(h)  Tax Withholding. The Company may withhold from any amounts payable under this Agreement such taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(i)  No Waiver. The Executive’s, the Company’s or the Parent’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive, the Company or the Parent may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company and the Parent has caused this Agreement to be executed in its name on its behalf, all effective as of the day and year first above written.

FOSTER WHEELER CONTINENTAL EUROPE S.r.L.

By:	/s/ Umberto della Sala
Name: Umberto della Sala
Title: Chairman and CEO

FOSTER WHEELER LTD.

By:	/s/ Raymond J. Milchovich
Name: Raymond J. Milchovich
Title: Chairman and CEO

/s/ Franco Baseotto
FRANCO BASEOTTO